Exhibit 99.2

May 2015 FDA Update Conference Call Script

May 20 - 9:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss the recent response by FDA of the review of the Amended PMA for the LuViva® Advanced Cervical Scan Application.

On today's call we have: Guided Therapeutics CEO and President Gene Cartwright.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so to rely on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2014, and subsequent filings with the Securities and Exchange Commission

So at this time I will turn the conference call over to Gene.

Gene

Thank you, Alison and welcome everyone.

Today we are here to discuss the latest communication from the U.S. Food and Drug Administration regarding our amended premarket approval application for the LuViva Advanced Cervical Scan.

As you saw in last night’s press release, the agency communicated that our application amendment, which we submitted back in July 2014, is in not approvable form. This means that the agency has questions that need to be resolved before granting LuViva approval status.

The most likely path forward to approval, as indicated by the agency, is to collect additional patient data in a clinical trial setting. We knew that collecting additional patient data may be necessary either before or after approval. The agency decided that we should collect that data before granting approval.

While we are disappointed in the agency’s decision, we are prepared to begin collecting this additional data as soon as the clinical trial protocols can be worked out. We already have one clinical site up and running in the US collecting data for our international screening claim. We believe that this site can be converted to collect data for this new study, which we hope will be small and tightly focused.

The few remaining differences are in our opinion, technical in nature and we will continue a dialogue with the agency on alternative solutions, but we will also move forward by collecting more patient data like we have been collecting around the world and presenting to medical society meetings.

We plan to meet with FDA sometime, in what we hope would be the next three months, to discuss steps forward for a path to approval and develop the plan for submission of an updated amendment. I will caution you that getting a meeting with the agency can take time, and that communication back and forth is slow.

I would like to note that no other remaining or new issues were raised in the FDA letter. We are confident we will eventually receive approval to market LuViva in the U.S. and will provide more detail once we meet with FDA to determine what our pathway to approval will be.

While we’re frustrated by the news, we also know that even if we had gotten approval, we wouldn’t have entered the US market for a minimum 9-12 months. As a result and because the international opportunity is larger - as much as 5 times larger than the US market – and with more high margin disposables due to the desire to use LuViva for screening, we’ve always been focused on our international sales. And as you know, we’ve never provided any US sales estimate in any of our sales projections.

I also want to provide a quick update on our financing plans. We are working with our investment banker and we expect to be able to update you on our capital raising efforts shortly. Our plans have not changed based on this recent FDA news and we are confident that we will obtain funding.

In the meantime, we continue to add to the growing number of doctors successfully using LuViva internationally and will focus our energies on growing sales where the clinical need for our product is greatest. We have significant momentum building, particularly where our product is being considered and used for screening.  In 2015, we expect our sales to grow significantly, with orders from Turkey and Kenya driving our near term results.

Thank you for your time. We will keep you updated on our progress as we prepare to respond to the FDA and continue to launch LuViva in the rest of the world. I’ll now turn the call over to the operator for your questions.

After taking questions

Thank you operator, thanks to everyone on the call. We look forward to speaking with you again soon.